SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2015

Air T, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-11720	52-1206400
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

3524 Airport Road

        Maiden, North Carolina 28650

(Address of Principal Executive Offices)

(Zip Code)

                                   (828) 464-8741

(Registrant’s Telephone Number, Including Area Code)

                                                    Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.     Entry into a Material Definitive Agreement

On April 1, 2015, Air T, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) dated as of April 1, 2015 among the Company and Mountain Air Cargo, Inc., Global Ground Support, LLC, CSA Air, Inc. and Global Aviation Services, LLC, each a wholly owned subsidiary of the Company, as borrowers, and Branch Banking and Trust Company, as lender. The Credit Agreement provides for a two-year, senior secured revolving credit facility of $20.0 million (the “Revolving Credit Facility”), with a sublimit for issuances of letters of credit of up to $500,000. The Credit Agreement became effective on April 1, 2015.

Initially, borrowings under the Revolving Credit Facility bear interest (payable monthly) at an annual rate of one-month LIBOR plus 1.50%, although the interest rates under the Revolving Credit Facility are subject to incremental increases based on a consolidated leverage ratio. In addition, a commitment fee accrues with respect to the unused amount of the Revolving Credit Facility at an annual rate of 0.15%. Amounts applied to repay borrowings under the Revolving Credit Facility may be reborrowed, subject to the terms of the facility. The Revolving Credit Facility matures on April 1, 2017.

Borrowings under the Revolving Credit Facility, together with hedging obligations owing to the lender under the Revolving Credit Facility or any affiliate of such lender, are secured by a first-priority security interest in substantially all assets of the Company and the other borrowers (including, without limitation, accounts receivable, equipment, inventory and other goods, intellectual property, contract rights and other general intangibles, cash, deposit accounts, equity interests in subsidiaries and joint ventures, investment property, documents and instruments, and proceeds of the foregoing), but excluding interests in real property.

The Credit Agreement contains affirmative and negative covenants, including covenants that restrict the ability of the Company and the other borrowers to, among other things, incur or guarantee indebtedness, incur liens, dispose of assets, engage in mergers and consolidations, make acquisitions or other investments, make changes in the nature of their business, enter into certain operating leases, and make certain capital expenditures. The Credit Agreement also contains financial covenants, including a minimum consolidated tangible net worth of $22.0 million, a minimum consolidated fixed charge coverage ratio of 1.35 to 1.0, a minimum consolidated asset coverage ratio of 1.75 to 1.0, and a maximum consolidated leverage ratio of 3.5 to 1.0.

The Credit Agreement contains events of default including, without limitation, nonpayment of principal, interest or other obligations, violation of covenants, misrepresentation, cross-default to other debt, bankruptcy and other insolvency events, judgments, certain ERISA events, certain changes of control of the Company, termination of, or modification to materially reduce the scope of the services required to be provided under, certain agreements with FedEx, and the occurrence of a material adverse effect upon the Company and the other borrowers as a whole.

The Credit Agreement, which is filed as Exhibit 10.1 to this Current Report, is incorporated herein by reference.

Item 1.02.     Termination of a Material Definitive Agreement

In connection with its entry into the Credit Agreement, on April 1, 2015 the Company, along with its subsidiaries, Mountain Air Cargo, Inc., Global Ground Support, LLC, CSA Air, Inc. and Global Aviation Services, LLC, terminated its existing Loan Agreement dated as of September 18, 2007 (as amended, the “Former Loan Agreement”) between the Company and such subsidiaries and Bank of America, N.A. A description of the terms and conditions of the Former Loan Agreement is included in Note 9 of Notes to Condensed Consolidated Financial Statements (Unaudited) in Item 1 of Part I of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2014, which description is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Credit Agreement dated April 1, 2015 between Air T, Inc., Mountain Air Cargo, Inc., Global Ground Support, LLC, CSA Air, Inc. Global Aviation Services, LLC and Branch Banking and Trust Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2015

AIR T, INC.

By: /s/ Candice L. Otey

       Candice L. Otey, Vice President-

       Finance, Chief Financial Officer,

       Secretary and Treasurer

Exhibit Index

Exhibit	Description

10.1	Credit Agreement dated April 1, 2015 between Air T, Inc., Mountain Air Cargo, Inc., Global Ground Support, LLC, CSA Air, Inc. Global Aviation Services, LLC and Branch Banking and Trust Company

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